SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 GENENTECH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5)  Total fee paid:
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------

     (3)  Filing Party:
        ------------------------------------------------------------------------

     (4)  Date Filed:
        ------------------------------------------------------------------------

                                 GENENTECH, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To the Stockholders of Genentech, Inc.:

     Notice is hereby given that the 2000 Annual Meeting (the "Annual Meeting") of the stockholders of Genentech, Inc. (the "Company") will be held at the Westin Hotel, 1 Old Bayshore Highway, Millbrae, California, on Monday, May 15, 2000, at 10:00 a.m., local time, for the following purposes:

     1. To elect all of the members of the Company's Board of Directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified.

     2. To consider and vote upon an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000.

     3. To consider and vote upon an amendment to the Company's 1999 Stock Plan to permit options to be granted thereunder to directors of the Company.

     4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

     5. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of common stock of record at the close of business on March 17, 2000 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

                              By Order of the Board of Directors



                              Stephen G. Juelsgaard,
                              Secretary

April 14, 2000

    PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL INSURE THAT YOUR SHARES ARE
                      VOTED IN ACCORDANCE WITH YOUR WISHES.

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

                                     GENERAL

     The Board of Directors of Genentech, Inc. ("Genentech," "we," "us" or the "Company") hereby solicits your proxy for use at the Annual Meeting of Stockholders to be held on Monday, May 15, 2000 (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of common stock of Genentech, par value $0.02 per share, held in their names. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by Genentech. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, internet and personal solicitation by directors, officers or other regular employees of Genentech. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying Proxy Card will be mailed on or about April 14, 2000 to all stockholders entitled to vote at the Annual Meeting. In this proxy statement, "common stock" refers to Genentech's common stock, par value $.02 per share, and "special common stock" refers to Genentech's callable putable common stock, par value $.02 per share. In addition, all share and per share data and other information in this prospectus relating to our common stock and our special common stock gives effect to our two-for-one split of our common stock on November 2, 1999.


                      VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record at the close of business on March 17, 2000 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, Genentech had outstanding 260,349,300 shares of common stock, par value $0.02 per share. A quorum for the Annual Meeting consists of a majority of the total number of shares of common stock outstanding on the Record Date. Each holder of record of shares of common stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting. The directors are elected by a plurality of the votes of common stock present in person or by proxy and entitled to vote at the Annual Meeting. The affirmative vote of a majority of the shares of common stock issued and outstanding is required for approval of the amendment of the Company's Amended and Restated Certificate of Incorporation. An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for approval of all other matters being submitted to the stockholders for their consideration. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes. Abstentions and broker nonvotes are each included in the number of shares present for purposes of determining the presence of a quorum. However, abstentions will be counted toward the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. For the amendment of the Company's Amended and Restated Certificate of Incorporation, a broker nonvote will take the same effect as a negative vote but on all other matters broker nonvotes will not be counted for purposes of determining whether a proposal has been approved or not.

     Any stockholder giving a proxy has the power to revoke it any time before it is exercised, whether the proxy was given by telephone, via the internet or by returning the Proxy Card. The proxy may be revoked by filing with the Secretary of Genentech, at the principal executive office of Genentech, 1 DNA Way, South San Francisco, California 94080, a notice of revocation or a duly executed Proxy Card bearing a later date, or by making an authorized internet or telephone communication on a later date in accordance with the instructions on the enclosed Proxy Card. It may also be revoked by attendance at the Annual Meeting and voting in person.

                             RELATIONSHIP WITH ROCHE

History of Ownership

     On September 7, 1990, a wholly owned subsidiary of Roche Holdings, Inc. ("Roche") was merged with and into Genentech. Pursuant to the 1990 merger agreement, Genentech and Roche entered into a governance agreement that contained terms relating to our corporate governance after the 1990 merger. Pursuant to the 1990 governance agreement, our board of directors elected two nominees of Roche to serve on the Genentech board. On October 25, 1995, a second wholly owned subsidiary of Roche was merged with and into Genentech, and Genentech and Roche amended the 1990 governance agreement. In the 1995 merger, for our stockholders other than Roche, each share of common stock was converted into one share of our special common stock. Roche maintained the same percentage ownership of our equity as prior to the 1995 merger and continued to have the right to nominate only two directors to our board of directors under the amended governance agreement. The purpose of the conversion of the common stock into special common stock was (i) to establish a four-year period during which our publicly traded stock could be redeemed by us at Roche's option at specified prices per share ranging from $31.25 during the quarter ending December 31, 1995 to $41.25 during the quarter ending June 30, 1999 and (ii) to afford the holders of special common stock the right to require the purchase of all or a portion at the option of the holder of their shares of such stock at a price of $30.00 per share exercisable during the 30-business day period following June 30, 1999.

Redemption of the Special Common Stock

     On June 30, 1999, we redeemed all of our special common stock held by stockholders other than Roche at $41.25 per share in cash and retired all of the shares of special common stock including those held by Roche. As a result, Roche's percentage ownership of our outstanding equity increased from approximately 65% to 100% and our then existing governance agreement terminated, except for provisions relating to indemnification and stock options, warrants and convertible securities.

Offerings of, and Notes Exchangeable for, our Common Stock

     On July 23, 1999, Roche completed a public offering of 44 million shares of our common stock. In connection with that offering, we amended our certificate of incorporation and bylaws and entered into an affiliation agreement with Roche, described below. On October 26, 1999, Roche completed a public offering of 40 million shares of our common stock. Upon completion of that offering, Roche's percentage ownership of our outstanding common stock was reduced to 66.4%. On January 19, 2000, Roche completed an offering of zero-coupon notes which are exchangeable for an aggregate of 6,517,309 shares of our common stock held by Roche. On March 29, 2000, Roche completed a public offering of 17.3 million shares of our common stock, reducing its ownership to 58.9% of our outstanding common stock.

Arrangements between Genentech and Roche

     As a result of the redemption of the special common stock, the then existing governance agreement between Genentech and Roche terminated, except for provisions relating to indemnification and stock options, warrants and convertible securities. Subsequently, we entered into an affiliation agreement with Roche that enabled our current management to conduct our business and operations as we had done in the past while at the same time reflecting Roche's ownership in us. The affiliation agreement is for the exclusive benefit of Roche and can be amended at any time by Roche and us. We have amended our bylaws in order to maintain certain proportional representation rights of Roche under the bylaws with respect to membership on our board of directors and board committees to the extent that we do not make repurchases of our common stock as required by the affiliation agreement. We expect that we and Roche will make similar amendments to the affiliation agreement and licensing agreement.

     Our certificate of incorporation provides that the provisions in our bylaws described below under "-Composition of Board of Directors," "-Roche's Right to Proportional Representation," "-Membership of Committees" and "-Nomination of Directors" may be repealed or amended only by a 60% vote of our stockholders, except for Roche's right to nominate a number of directors proportional to Roche's ownership interest rounded down to the next whole number until Roche's ownership interest is less than 5%, which may be repealed or amended only by a 90% vote of our shareholders. The provisions of the affiliation agreement described below under "-Roche Approval Required for Certain Actions" and "-Licensing and Marketing Arrangements" terminate upon Roche owning less than 40% of our stock.

     For purposes of the following provisions, an independent director is a director who is not:

     o    one of our officers; or

     o an employee, director, principal stockholder or partner of Roche or any affiliate of Roche or an entity that was dependent upon Roche for more than 10% of its revenues or earnings in its most recent fiscal year.

     Composition of Board of Directors

     Our board consists of six members: two nominees of Roche, one executive officer of Genentech, who is nominated by the nominations committee of the board, and up to three independent directors nominated by the nominations committee. Directors are elected to serve one year terms or until their successors are elected and qualified. At all times our board will include at least two independent directors and one executive officer of Genentech.

     Roche's Right to Proportional Representation

     We have agreed that upon Roche's request Roche will be immediately entitled to representation on our board proportional to its ownership interest in our common stock. Roche will be entitled to have the number of Roche designated directors equal to the percentage of our common stock owned by Roche times the total number of directors, rounded up to the next whole number if Roche's ownership interest is greater than 50% and rounded down if Roche's ownership percentage is less than or equal to 50%. Upon Roche's request, we will immediately take action to cause the size of our board to be increased and to cause our board to fill the vacancies by electing Roche nominees in order to achieve Roche's proportional representation. If Roche's ownership interest of common stock drops below 40%, Roche will cause its directors to resign to the extent its representation is in excess of its proportional ownership interest. The number of directors who are required to resign upon such event shall be rounded up to the next whole number. Roche shall thereafter be entitled to nominate a number of directors which is proportional to Roche's ownership interest rounded down to the next whole number, until Roche's ownership interest is less than 5%.

     Membership of Committees

     We have five standing committees of the board: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Nominations Committee. Roche is entitled upon request to its proportional representation on each committee. Roche's committee members may designate another Roche director to serve as their alternates on any committee.

     The nominations committee shall at all times have three members. At anytime that Roche owns 80% or more of the total voting power of our stock, the nominations committee shall include two nominees of Roche and one of the independent directors. At any time that Roche owns less than 80% of the total voting power of our stock, the nominations committee shall (1) include a number of nominees of Roche that is equal to the percentage owned by Roche of the total voting power of our common stock times three, rounded up to the next whole number if Roche's total voting power is greater than 50% and rounded down to the next whole number if Roche's total voting power is less than or equal to 50% provided that Roche shall at no time have more than two nominees and, provided further that if the reason for Roche owning less than 80% of the total voting power is as result of a breach of our obligations relating to tax matters, the nominations committee shall include two nominees of Roche as determined pursuant to clause (1) above.

     Nomination of Directors

     The nomination of any person for director requires the approval of a majority of the members of the nominations committee.

     Roche Approval Required for Certain Actions

     Without the prior approval of the directors designated by Roche, we have agreed not to approve:

     o any acquisition that would constitute a substantial portion of our business or assets;

     o any sale, lease, license, transfer or other disposal of all of or a substantial portion of our business or assets other than in the ordinary course of our business;

     o any issuance of capital stock except (1) issuances of capital stock pursuant to employee incentive plans not exceeding 5% of our voting stock, (2) issuances of capital stock upon the exercise, conversion or exchange of any of our outstanding capital stock, and (3) other issuances of capital stock not exceeding 5% of our voting stock in any 24 month period; and

     o any repurchase or redemption of our capital stock other than redemption required by the terms of any security and purchases made at fair market value in connection with any of our deferred compensation plans.

     For purposes of the first and second bullet points in this paragraph, unless a majority of the board of directors have made a contrary determination in good faith, a "substantial portion of our business or assets" shall mean a portion of our business or assets accounting for 10% or more of our and our consolidated subsidiaries' consolidated total assets, contribution to net income or revenues.

     Following a request by Roche for proportional representation on the board, until the Roche designees take office as directors we may not take any action other than in the ordinary course of business without the consent of Roche.

     Licensing and Marketing Arrangements

     In 1995, we entered into a licensing and marketing agreement with Hoffman-La Roche Inc. ("Hoffman- LaRoche") and its affiliates granting it a ten-year option to license to use and sell products in non-U.S. markets. Hoffman-LaRoche is a New Jersey corporation and a subsidiary of Roche and as such is an affiliate of Genentech. In July 1999, we amended that agreement, the major provisions of which include:

     -    extending Hoffmann-La Roche's option until at least 2015;

     - Hoffmann-La Roche may exercise its option to license our products upon the occurrence of any of the following: (1) our decision to file an Investigational New Drug exemption application, or IND, for a product,
          (2) completion of a Phase II trial for a product or (3) if Hoffman-La Roche previously paid us a fee of $10 million to extend its option on a product, completion of a Phase III trial for that product;

     - we agreed, in general, to manufacture for and supply to Hoffmann-La Roche its clinical requirements of our products at cost, and its commercial requirements at cost plus a margin of 20%; however, Hoffmann- La Roche will have the right to manufacture our products under certain circumstances;

     - Hoffmann-La Roche has agreed to pay, for each product for which Hoffmann-La Roche exercises its option upon either a decision to file an IND with the FDA or completion of the Phase II trials, a royalty of 12.5% on the first $100 million on its aggregate sales of that product and thereafter a royalty of 15% on its aggregate sales of that product in excess of $100 million until the later in each country of the expiration of our last relevant patent or 25 years from the first commercial introduction of that product; and

     - Hoffmann-La Roche will pay, for each product for which Hoffmann-La Roche exercises its option after completion of the Phase III trials, a royalty of 15% on its sales of that product until the later in each country of the expiration of our relevant patent or 25 years from the first commercial introduction of that product; however, $5 million of any option extension fee paid by Hoffmann-La Roche will be credited against royalties payable to us in the first calendar year of sales by Hoffmann-La Roche in which aggregate sales of the product exceed $100 million.

     Registration Rights

     We have agreed that, upon Roche's request, we will file one or more registration statements under the Securities Act in order to permit Roche to offer and sell shares of our common stock. We have agreed to use our best efforts to facilitate the registration and offering of those shares designated for sale by Roche.

     We have the right to postpone the filing or effectiveness of a registration statement for a period of up to 60 days in any 12-month period if:

     o in the reasonable good faith judgment of our board, fulfillment of our obligations would require us to make disclosures that would be detrimental to Genentech and premature; or

     o we have filed a registration statement with respect to securities to be distributed in an underwritten public offering and we have been advised by the lead or managing underwriter that an offering by Roche would materially and adversely affect the distribution of our securities.

     Generally, all expenses incident to the performance by us of our obligations with respect to the registration of Roche's shares of our common stock will be paid by us except that Roche has agreed to pay certain expenses to be directly incurred by Roche, including underwriting fees, discounts and commissions and counsel fees. In addition, we are only required to pay for two registrations within a 12-month period. We and Roche each have agreed to customary indemnification and contribution provisions with respect to liability incurred in connection with these registrations.

     Dispositions by Roche

     It Roche and its affiliates sell their majority ownership of shares of our common stock to a successor, Roche has agreed that it will cause the successor to purchase all shares of our common stock not held by Roche:

    o if the consideration is composed entirely of either cash or equity traded on a U.S. national securities exchange, with consideration in the same form and amounts per share as received by Roche and its affiliates; and

     o in any other case, with consideration either in the same form and amounts per share as received by Roche and its affiliates or with consideration that has a value per share not less than the weighted average value per share received by Roche and its affiliates as determined by an investment bank of nationally recognized standing appointed by a committee of independent directors.

     Roche has agreed to cause the buyer to agree to be bound by the obligations described in the preceding paragraph as well as the obligations described under "-Business Combinations with Roche" and "-Compulsory Acquisitions" below. We have agreed that the buyer shall be entitled to succeed to Roche's rights described under "-Roche's Right to Proportional Representation."

     Business Combinations with Roche

     Roche has agreed that as a condition to any merger of Genentech with Roche or its affiliates or the sale of substantially all of our assets to Roche or its affiliates, that either:

     o the merger or sale must be authorized by the favorable vote at any meeting of a majority of the shares of common stock not owned by Roche, provided that no person or group shall be entitled to cast more than 5% of the votes cast at the meeting; or

     o in the event such a favorable vote is not obtained, the value of the consideration to be received by the holders of our common stock, other than Roche, shall be equal to or greater than the average of the means of the ranges of fair values for the common stock as determined by two investment banks of nationally recognized standing appointed by a committee of independent directors.

     Roche has agreed that it will not sell any shares of our common stock in the 90 days immediately preceding any proposal by Roche for a merger with us.

     Roche also agreed that in the event of any merger of Genentech with Roche or its affiliates or sale of substantially all of our assets to Roche or its affiliates, each unvested option then outstanding under our stock option plan will:

      o be accelerated so that each option shall become exercisable immediately prior to the consummation of the transaction for the full number of shares of common stock covered by the option;

     o become exchangeable upon the consummation of the transaction for deferred cash compensation, which vests on the same schedule as the shares of the common stock covered by the option, having a value equal to the product of (A) the number of shares covered by the option and
          (B) the amount which Roche, in its reasonable judgment, considers to be equivalent in value to the consideration per share received by holders of shares of common stock other than Roche in the transaction, minus the exercise price per share under the option; or

     o be canceled in exchange for a replacement option to purchase stock of the surviving corporation in the transaction with the terms of the option to provide value equivalent, as determined by Roche in its reasonable discretion, to that of the canceled option.

     Compulsory Acquisitions

     If Roche owns more than 90% of our common stock for more than two months, Roche has agreed to, as soon as reasonably practicable, effect a merger of Genentech with Roche or an affiliate of Roche.

     The merger shall be conditioned on the vote or the valuation described under the first two bullets of "-Business Combinations with Roche" above.

Roche's Right to Maintain its Percentage Ownership Interest in Our Stock

     The affiliation agreement requires us to, among other things, establish a stock repurchase program designed to maintain Roche's percentage ownership interest in our common stock. We are required to repurchase a sufficient number of shares pursuant to this program to ensure that, with respect to any issuance of common stock by us in the future, the percentage of our common stock owned by Roche immediately after such issuance will be no lower than Roche's lowest percentage ownership of our common stock at any time after the offering of common stock occurring in July 1999 but prior to the time of such issuance, except that we may issue shares up to an amount that would cause Roche's lowest percentage ownership to be no more than 2% below the "Minimum Percentage." The Minimum Percentage equals a fraction (expressed as a percentage) where the numerator is the lowest number of shares of our common stock owned by Roche since the July 1999 offering (to be adjusted in the future for dispositions of shares of


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



our common stock by Roche, including the March 29, 2000 offering), and the denominator is 254,597,176, which is the number of shares of our common stock outstanding at the time of the July 1999 offering adjusted for the two-for- one split of our common stock in November 1999. Each of the numerator and denominator are to be adjusted in the future for stock splits or stock combinations. As long as Roche's percentage ownership is greater than 50%, prior to issuing any shares, we must repurchase a sufficient number of shares of our common stock to ensure that, immediately after its issuance of shares, Roche's percentage ownership will be greater than 50%. We have also agreed, upon Roche's request, to repurchase shares of our common stock to increase Roche's ownership to the Minimum Percentage. Roche currently owns approximately 58.9% of our common stock following completion of the March 29, 2000 offering. In addition, we are required to provide information to Roche each month, or more frequently if requested, regarding the status of the repurchase program and previous and expected future issuances of common stock by us, and we also will be obligated to notify Roche the day after the number of shares of common stock issued in a month equals or exceeds 500,000. Our obligations with respect to this stock repurchase program will terminate upon Roche owning less than 40% of our stock.

     Furthermore, Roche has (i) a continuing option (which is assignable by Roche to any of its affiliates) to buy from us, prior to the occurrence of any event that could result in a decrease in the percentage of common stock owned by Roche and its affiliates, a sufficient amount of common stock to ensure that Roche and its affiliates maintain the percentage ownership of our common stock owned by them, and (ii) a continuing option (which is assignable by Roche to any of its affiliates) to buy from us 80% of any class of stock issued by us other than common stock, in each case with a price per share equal to either the average of the last sale price on each of the five immediately preceding trading days on a U.S. national securities exchange on which the shares are traded or, if the sale prices are unavailable, the value of the shares determined in accordance with procedures reasonably satisfactory to Roche and us.

     These provisions of the affiliation agreement may have the effect of limiting our ability to use our capital stock as consideration for acquisitions.

Tax Sharing Agreement

     From the redemption of our special common stock in June 1999 until Roche completed its public offering of our common stock in October 1999, we were included in Roche's U.S. consolidated federal income tax group and included with Roche and/or one or more Roche subsidiaries in consolidated or combined income tax groups for certain state and local tax jurisdictions. Accordingly, we entered into a tax sharing agreement with Roche. Pursuant to the tax sharing agreement, we and Roche are to make payments such that the net amount paid by us on account of consolidated or combined income taxes is determined as if we had filed separate, stand-alone federal, state and local income tax returns as the common parent of an affiliated group of corporations filing consolidated or combined federal, state and local returns.

     Effective upon the consummation of the public offering in October 1999, we ceased to be a member of the consolidated federal income tax group (and certain consolidated or combined state or local income tax groups) of which Roche is the common parent. Accordingly, our tax sharing agreement with Roche now pertains only to the state and local tax returns in which we will be consolidated or combined with Roche. We will continue to calculate our tax liability or refund with Roche for these state and local jurisdictions as if we were a stand-alone entity.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of December 31, 1999, certain information regarding all stockholders known by Genentech to be the beneficial owners of more than five percent of any class of Genentech's voting securities, according to Securities and Exchange Commission filings pursuant to Section 13(d) and
Section 13(g) of the Securities Exchange Act of 1934, as amended:

                                                                       Percent
Name and Address of Beneficial Owner   Number of Shares     Class      of Class
------------------------------------   ----------------     -----      --------
Roche Holdings, Inc.
One Commerce Center, Suite 1050
Wilmington, DE 19801                    170,597,176      Common Stock    66.1%

FMR Corp.                                15,003,066(1)   Common Stock    5.81%
82 Devonshire Street
Boston, MA 02109

-------------------
(1) Includes 14,560,180 shares, or 5.64% of the class, beneficially owned as of December 31, 1999 by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as an investment advisor to various investment companies.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

                                    NOMINEES

     The Company's Board consists of two Roche directors, Franz B. Humer and Jonathan K.C. Knowles, three independent directors, Herbert W. Boyer, Charles A. Sanders and Sir Mark Richmond, and one Genentech employee, Arthur D. Levinson, who is also the chairman of the board. Each of these individuals is being nominated for election at the Annual Meeting for a one year term expiring on the date of the Annual Meeting in 2001 or until each such director's successor shall have been duly elected or appointed. It is intended that the shares represented by proxies will be voted for the election of all the nominees, unless the proxy withholds authority to vote for any of them.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE

     In the event any of such nominees becomes unable or unwilling to serve, the shares represented by the proxies will be voted for the election of the balance of those named and such other person as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable to serve.

     The following table sets forth the name and age (as of the date of the Annual Meeting) of each of the directors, their principal occupations at present, the positions and offices held by each with Genentech in addition to the position as a director, and the period during which each has served as a director of Genentech.



                                                                                                     Served as
                                                                                                     Director
             Name                         Age      Principal Occupation / Position Held                Since
             ----                         ---      ------------------------------------                -----
Herbert W. Boyer, Ph.D...............     63    Director of Genentech                                  1976
Franz B. Humer, Ph.D.................     53    Chief Executive Officer and Head of the                1995
                                                Pharmaceuticals Division, The Roche Group
Jonathan K.C. Knowles, Ph.D..........     52    President of Global Research, The Roche Group          1998
Arthur D. Levinson, Ph.D.............     50    Chairman, President and Chief Executive Officer of     1995
                                                Genentech
Sir Mark Richmond, Ph. D.............     69    Sr. Research Fellow, School of Public Policy at        1999
                                                University College, London
Charles A. Sanders, M.D..............     68    Director of Genentech                                  1999

     Dr. Boyer, a founder of Genentech, had been a director of Genentech from 1976 when he resigned from the Board in connection with the redemption of our callable putable common stock. He was reelected to the Board in September 1999. Dr. Boyer is a consultant to Genentech. He served as a Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. In 1993, Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. In addition, Dr. Boyer serves as Chairman of the Board of Directors of Allergan, Inc.

     Dr. Humer joined The Roche Group in the spring of 1995 as the Head of its Pharmaceuticals Division and became Chief Executive Officer of The Roche Group in January 1998. He is also a member of the Board of Directors and Chairman of the Executive Committee of The Roche Group. Prior to joining The Roche Group, Dr. Humer was an Executive Director and Chief Operating Officer of Glaxo Holdings, a United Kingdom public limited company. Dr. Humer also serves as a director of Cadbury Schweppes p.l.c. Pursuant to the affiliation agreement, Dr. Humer is a designee of Roche.

     Dr. Knowles joined The Roche Group as President of Global Research in September 1997. In January 1998, he became a member of the Executive Committee of The Roche Group. Prior to joining The Roche Group, Dr. Knowles served as the Director of Research for Europe of Glaxo from 1995 and served as the Director of the Geneva Institute of Glaxo from 1989 to 1995. Pursuant to the affiliation agreement, Dr. Knowles is a designee of Roche.

     Dr. Levinson was appointed Chairman of the Board of Directors on September 1999 and was elected President and Chief Executive Officer and a director of the Company in July 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company's Cell Genetics Department. Dr. Levinson was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990 and Senior Vice President in January 1993. Dr. Levinson was formerly on the editorial boards of "Molecular Biology and Medicine" and "Molecular and Cellular Biology," and is active in the American Society of Microbiology, the New York Academy of Sciences, the American Association for the Advancement of Science, and the American Society for Biochemistry and Molecular Biology. From 1977 to 1980, Dr. Levinson was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. In 1977, Dr. Levinson received his Ph.D. in Biochemistry from Princeton University.

     Dr. Richmond was elected a director of Genentech in August 1999. He has been a senior research fellow at the School of Public Policy, University College London since February 1996. Previously, he held positions as science advisor at Glaxo Wellcome plc from 1995 to February 1996, as Group Head of Research at Glaxo plc from 1993 to 1995, as chairman of the Science and Engineering Council, London, from 1990 to 1993, as vice chancellor at the University of Manchester from 1981 to 1990, and professor and head of the Department at Bacteriology at the University of Bristol from 1968 to 1981. Sir Mark is currently a member of the Scientific Advisory Committee of the Institute for Biotechnology, ETH, Zurich, a member of the Scientific Advisory Board of the SPP-Biotechnology, Swiss National Foundation and a member of the Board of Directors of Target Genetics.

     Dr. Sanders was elected a director of Genentech in August 1999. He served as Chief Executive Officer of Glaxo Inc. from 1989 to 1994, and was the Chairman of the Board of Glaxo Inc. from 1992 to 1995. He also has served on the Board of Directors of Glaxo plc. Previously, he held a number of positions at Squibb Corporation, a multinational pharmaceutical corporation, including Vice Chairman, Chief Executive Officer of the Science and Technology Group and Chairman of the Science and Technology Committee on the Board. Dr. Sanders is a member of the Boards of Directors of Scios Inc., Magainin Pharmaceuticals, Vertex Pharmaceuticals, StaffMark, Inc., Kendle International Inc., Trimeris, Inc., Biopure Corporation and Pharmacopeia, Inc.


                             COMMITTEES AND MEETINGS

     During 1999, the Board of Directors held six meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings, the Corporate Governance Committee held two meetings, the Executive Committee held six meetings by consent and the Nominations Committee held one meeting. All of the directors attended at least 75% of the aggregate meetings of the Board and the committees of which he or she is a member except Dr. Knowles who did not attend two Board meetings, two Compensation Committee meetings, and two Corporate Governance Committee meetings.

     The Audit Committee currently consists of Drs. Boyer, Richmond and Sanders, none of whom is an employee of Genentech. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The Audit Committee, with and without Company management present, meets with the Company's independent auditors to review and discuss various matters, including Genentech's financial statements, the quarterly reporting process and management's control thereof, the inventory and receivable reserve policies, the tax compliance program and strategy, the scope of external and general audit activities, the independent auditor's fees and performance, the Company's investment policy and risk management programs, the report of the independent auditors and accompanying management letter on the scope and results of their work and their recommendations concerning Genentech's financial practices and procedures.

     The Compensation Committee currently consists of Drs. Boyer, Humer, Knowles, Richmond and Sanders, none of whom is an employee of Genentech and Dr. Levinson, who is Chairman, President and Chief Executive Officer of the Company. Dr. Levinson does not participate in any matters relating to his compensation. The Compensation Committee administers Genentech's stock option plans, the stock purchase plan and other corporate benefits programs. The Compensation Committee also reviews and approves the annual bonus plan, bonus plan payouts, annual stock option grants, the corporate benefits strategy, incentive plan status, compensation philosophy and current competitive status, and executive officer compensation. In addition, the Compensation Committee recommends executive officers of the Company for election as executive officers by the Board of Directors.

     The Corporate Governance Committee currently consists of Drs. Knowles, Richmond and Sanders. The Corporate Governance Committee reviews the Company's sales and marketing policies and compliance, investor relations, corporate communications, government relations, human resources, legal and regulatory affairs, compliance with laws and regulations, and Board of Directors and Board committee effectiveness.

     The Executive Committee currently consists of Drs. Levinson, Humer and Boyer. The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board in the management of the business and affairs of Genentech, except those powers that by law cannot be delegated by the Board of Directors.

     The Nominations Committee currently consists of Drs. Levinson, Humer and Boyer. The purpose of the Nominations Committee is to identify, review and recommend potential nominees to the Board of Directors of Genentech, and to recommend executive officers of the Company for election as executive officers by the Board of Directors. The Nominations Committee will consider nominees to the Board of Directors recommended by Genentech stockholders. To be considered, stockholders wishing to nominate a person to the Board of Directors should send a letter to the Secretary of Genentech. Any stockholder's notice regarding director nominations must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated,
(b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,
(c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (e) the consent of each nominee to serve as a director of the corporation if so elected.


            PROPOSAL 2-- AMENDMENT OF COMPANY'S AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

     On February 9, 2000, the Board of Directors unanimously adopted a resolution approving an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000. Each additional share of common stock will have the same rights and privileges as each share of currently authorized common stock. This amendment requires the approval of the Company's stockholders. As amended, the relevant Section of Article 4 of the Company's Amended and Restated Certificate of Incorporation will read as follows:

               Section 4.01. Capital Stock. (a) The Corporation is authorized to issue two classes of stock to be designated, respectively, preferred stock and common stock. The total number of shares which the Corporation is authorized to issue is seven hundred million (700,000,000) shares. One hundred million (100,000,000) shares shall be designated preferred stock, par value $0.02 per share ("Preferred Stock"). Six hundred million (600,000,000) shares shall be designated common stock, par value $0.02 per share ("Common Stock"). The common stock of the Corporation shall be all of one class.

               (b) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of Delaware Law.

     In November 1999, a two-for-one stock split was effected by the issuance of additional shares of common stock as a stock dividend to stockholders. This action was taken to facilitate ownership of common stock and to bring the market price of the common stock within a trading range more attractive to independent investors. The Board of Directors believes it is in the best interests of the Company to increase the number of authorized shares in order to give the Company greater flexibility in considering and planning for future business needs. The shares will be available for issuance by the Board of Directors for proper corporate purposes, including but not limited to, stock dividends, stock splits, acquisitions, financings and compensation plans.

     The issuance of additional shares of common stock, other than in connection with stock splits and stock dividends, could have the effect of diluting earnings per share, voting power and shareholdings of stockholders. It could also have the effect of making it more difficult for a third party to acquire control of the Company. Other than in connection with the Company's existing employee stock option and stock purchase plans, the Company has no present intent to issue any shares of common stock. Current stockholders do not have preemptive rights to subscribe for, purchase or reserve any shares of the authorized capital stock of the Company.

     If the amendment is approved, the Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of Delaware as soon as practicable after the meeting.

     The affirmative vote of the holders of a majority of the number of shares of common stock outstanding is required for approval of this proposal.

     The Board of Directors unanimously recommends that stockholders vote "FOR" approval of the amendment to the Amended and Restated Certificate of Incorporation.


                   PROPOSAL 3 -- AMENDMENT OF 1999 STOCK PLAN

     On July 16, 1999, the Board of Directors and Roche, then the Company's sole stockholder, approved the 1999 Stock Plan. Also effective that date, options to purchase approximately 13 million shares were granted to approximately 2,400 employees at an exercise price of $48.50 per share. Approximately 4,000 employees are eligible to receive grants under the 1999 Stock Plan. During 1999, all executive officers as a group received options under the 1999 Stock Plan to purchase approximately 4.1 million shares. See page 19 for information with regard to 1999 grants to the 5 named executive officers listed on page 17.

     The 1999 Stock Plan provides for the grant of non-statutory options and incentive stock options. An aggregate of 24 million shares is reserved for issuance under the 1999 Stock Plan and as of the Record Date approximately 8 million shares are available for future grants under such plan. The exercise price of the options granted under the

1999 Stock Plan will not be less than 100% of the fair market value of the shares of common stock on the date of grant of these options. In general, options granted under the 1999 Stock Plan will have a term of ten years.

     On November 30, 1999, the Board of Directors approved an amendment to the 1999 Stock Plan to permit independent directors of the Company to receive option grants under such plans. Under the 1999 Stock Plan, as amended, the Board of Directors will have the authority to determine the time of grant and the size of each grant.
 At
the current time, it is anticipated that a grant will be made each year at the time of the Company's annual meeting of stockholders.

     The Board of Directors believes this amendment will enhance the Company's ability to attract and retain directors of exceptional quality and is in the best interest of stockholders.

     Attached as Exhibit A is an excerpt of the 1999 Stock Plan showing the language to be amended.

Federal Tax Consequences of the 1999 Stock Plan

     The following is intended only as a general summary of the federal income tax consequences in connection with options granted under the 1999 Stock Plan. All tax matters discussed in this Proxy Statement should be verified with a tax consultant.

     The grant of an incentive stock option will have no immediate tax consequences to the optionee or to the company. The exercise of an incentive stock option by the payment of cash to the Company will generally have no immediate tax consequences to the optionee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to the Company. If an optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the required holding period, the optionee generally will realize long-term capital gain or long-term capital loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the purchase price of the shares (i.e., the exercise price). In such case, no deduction will be allowable to the Company in connection with the grant or exercise of the incentive stock option or the sale of shares of common stock acquired pursuant to such exercise.

     If, however, an optionee disposes of the shares prior to the expiration of the required holding period (a "disqualifying disposition"), the optionee will recognize ordinary income (and the Company will generally be entitled to a deduction) equal to the excess of the fair market value of the shares of common stock on the date of exercise (or the proceeds of the disposition, if less) over the exercise price. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

     The grant of a stock option other than an incentive stock option (a "non-qualified stock option") will have no immediate tax consequences to the optionee or to the Company. Upon the exercise of a non-qualified stock option, the optionee will generally recognize ordinary income (and the Company will generally be entitled to a deduction) in an amount equal to the excess of the fair market value of the shares of common stock on the date of the exercise of the option over the exercise price. The optionee's tax basis in the shares will be the exercise price plus the amount of ordinary income recognized by the optionee, and the optionee's holding period will commence on the date the shares are transferred. Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

     Upon a subsequent sale of shares of common stock acquired pursuant to the exercise of a non-qualified stock option, any difference between the optionee's tax basis in the shares and the amount realized on the sale is treated as long-term capital gain or loss, depending on the holding period of the shares.

     The affirmative vote of the holders of a majority of the common stock represented at the Annual Meeting is required for the approval of this proposal.

     The Board of Directors unanimously recommends that stockholders vote "FOR" approval of the amendment to the Company's 1999 Stock Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of common stock and of the equity securities of Roche Holding Ltd as of March 17, 2000, unless otherwise noted, of (i) each director of Genentech, (ii) Genentech's Chief Executive Officer, (iii) each of Genentech's four other most highly compensated executive officers (together with Genentech's Chief Executive Officer, the "Named Executive Officers"), and (iv) all directors and executive officers of Genentech as a group. All Genentech stock numbers reflect the two-for-one stock split that was effective November 2, 1999.


                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                 Genentech Common Stock          Roche Holding Ltd.
                                                          --------------------------------    -------------------------
Name of Beneficial Owner                                      Shares      Percent of Class    Shares   Percent of Class
------------------------                                  ------------    ----------------    ------   ----------------
Herbert W. Boyer, Ph.D............................             400               *               0           0
Susan D. Desmond-Hellmann, M.D., M.P.H............         104,990(1)            *               0           0
Dennis J. Henner, Ph.D............................          47,370(2)            *               0           0
Franz B. Humer, Ph.D.(5)..........................               0               *              50          **
Stephen G. Juelsgaard.............................         112,653(3)            *               0           0
Jonathan K. C. Knowles, Ph.D.(5)..................               0               *               0           0
Louis J. Lavigne, Jr..............................         121,710(4)            *               0           0
Arthur D. Levinson, Ph.D..........................         511,511(5)            *               0           0
Sir Mark Richmond, Ph.D...........................               0               *               0           0
Charles A. Sanders, M.D...........................               0               *               0           0
All Directors and Executive Officers as a Group
   (29 persons)...................................       1,497,087(6)            *              50          **

Asterisk (*) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding shares of common stock.

A double asterisk (**) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding equity securities of Roche Holding Ltd.

-------------------
(1) Includes stock options currently exercisable or exercisable within 60 days to purchase 104,598 shares of common stock.

(2) Includes stock options currently exercisable or exercisable within 60 days to purchase 46,921 shares of common stock.

(3) Includes stock options currently exercisable or exercisable within 60 days to purchase 112,204 shares of common stock.

(4) Includes stock options currently exercisable or exercisable within 60 days to purchase 121,635 shares of common stock.

(5) Includes stock options currently exercisable or exercisable within 60 days to purchase 510,648 shares of common stock.

(6) Includes stock options held by 19 other executive officers that are currently exercisable or exercisable within 60 days to purchase 1,484,974 shares of common stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who own more than 10% of any class of the Company's equity securities (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of such securities. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. The Company believes that all Forms 3, 4 and 5 required to be filed by its directors, officers and greater than 10% shareholders were filed on time during 1999, except Dr. Boyer who inadvertently failed to report a purchase of 400 shares in July, 1999 when he was not a director and timely file a Form 3 upon his again becoming a director in September, 1999. Both filings were subsequently made in February, 2000.

                             EXECUTIVE COMPENSATION

                           COMPENSATION OF DIRECTORS

     Each of the directors of Genentech, except Dr. Levinson, are paid an annual retainer of $30,000. Dr. Levinson is not paid for his services as a director. In addition, the directors, with the exception of Dr. Levinson, receive a total of $1,500 for each Board and committee meeting at which the director was present in person and a total of $500 for each Board and committee meeting at which the director was present by telephone. All directors are reimbursed for expenses incurred in connection with their service on the Board. Dr. Boyer also serves as a consultant to Genentech and received $24,010 for his services as a consultant. Drs. Boyer, Richmond and Sanders each received an option to purchase 10,000 shares of common stock as additional compensation.

     In 1992, the Company established a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company. This program was discontinued in September, 1999 but life insurance previously purchased on the life of Donald L. Murfin, a former director, remains in effect. The Award Program is funded by life insurance policies purchased by the Company that provide for a $1 million death benefit. Upon the death of the covered director, the Company may donate $200,000 per year for five years to up to four educational institutions or nonprofit organizations recommended by the director, provided that any such institution or organization is approved by the Company in the year of the donation. Individual directors derived no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1999, 1998 and 1997, certain compensation paid by Genentech to the Named Executive Officers, including salary, bonuses, stock options and certain other compensation:

                           SUMMARY COMPENSATION TABLE

                                                                                            Long Term
                                                       Annual Compensation                 Compensation
                                              ----------------------------------------       Awards
                                                                          Other Annual      Securities
                                                                          Compensation      Underlying       All Other
Name and Principal Position      Year         Salary(1)      Bonus             (2)         Option(3)(#)     Compensation
---------------------------      ----         --------      --------      ------------     -------------   --------------
Arthur D. Levinson, Ph.D.....    1999         $750,000      $985,000             --           966,426      $68,000     (4)
   Chairman, President and       1998         $650,000      $950,000             --           700,000      $41,600     (4)
   Chief Executive Officer       1997         $650,000      $390,000             --                 0      $37,000     (4)

Susan D. Desmond-Hellmann,       1999         $375,200      $400,000             --           466,552      $27,400     (4)
   M.D., M.P.H................
   Executive Vice President,     1998         $310,000      $310,000             --           300,000      $18,400     (4)
   Development and Product
   Operations and Chief          1997         $275,000      $150,000             --           100,000      $15,800     (4)
   Medical Officer

Louis J. Lavigne, Jr..........   1999         $367,500      $310,000             --           419,896      $27,100     (4)
   Executive Vice President      1998         $350,000      $310,000             --           300,000      $21,400     (4)
   and Chief Financial Officer   1997         $350,000      $185,000             --                 0      $20,400     (4)

Stephen G. Juelsgaard.........   1999         $295,000      $239,000             --           259,936      $20,000     (4)
   Senior Vice President,        1998         $263,540      $205,000             --           160,000      $15,542     (4)
   General Counsel and
   Secretary                     1997         $250,000      $125,000             --                 0      $13,150     (4)

Dennis J. Henner, Ph.D........   1999         $295,000      $200,000             --           339,916      $19,800     (4)
   Senior Vice President,        1998         $271,980      $200,000             --           240,000      $16,079     (4)
   Research                      1997         $262,500      $130,000             --                 0      $15,300     (4)

---------
(1) Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Genentech's Tax Reduction Investment Plan (the "401(k) Plan") established under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(2) As permitted by rules promulgated by the Securities and Exchange Commission ("SEC"), no amounts are shown with respect to certain "perquisites" (such as imputed interest on loans at below market value rates), where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of Salary and Bonus for the Named Executive Officer, or
     (ii) $50,000.

(3)  Genentech has awarded no stock appreciation rights ("SARs").

(4) Consists of Genentech's matching payments under its 401(k) Plan and Supplemental Plan for 1999, 1998 and 1997. Each of the Named Executive Officers received $6,400 in matching payments under the 401(k) Plan for 1999 and 1998, and under the Supplemental Plan, Dr. Levinson, Dr. Desmond-Hellmann, Messrs. Lavigne and Juelsgaard and Dr. Henner received matching payments of $61,600, $21,000, $20,700, $13,600 and $13,400, respectively, for 1999 and of $35,200, $12,000, $15,000, $9,142 and
     $9,679, respectively, for 1998. Each of the Named Executive Officers received $6,333 in matching payments under the 401(k) Plan for 1997, and under the Supplemental Plan, Dr. Levinson, Dr. Desmond-Hellmann, Messrs. Lavigne and Juelsgaard and Dr. Henner received matching payments of $30,667, $9,467 $14,067, $6,817, and $8,967 respectively, for 1997.

                       STOCK OPTION GRANTS AND EXERCISES

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      Percent of                                        Grant Date
                                              Number of          Total Options Granted    Exercise or                    Present
                                         Securities Underlying        To Employees        Base Price     Expiration      Value(5)
Name                                     Options Granted(#)(1)      in Fiscal Year(2)      ($/SH)(3)       Date(4)     (in millions)
----                                     ---------------------   ---------------------    -----------    ----------    -------------
Arthur D. Levinson, Ph.D............           966,426                  5.68%               $ 48.50       07/16/09        $  24.4
Susan D. Desmond-Hellmann,
  M.D., M.P.H.......................           466,552                  2.74%               $ 48.50       07/16/09        $  11.8
Louis J. Lavigne, Jr................           419,896                  2.47%               $ 48.50       07/16/09        $  10.6
Stephen G. Juelsgaard...............           259,936                  1.53%               $ 48.50       07/16/09        $   6.6
Dennis J. Henner, Ph.D..............           339,916                  2.00%               $ 48.50       07/16/09        $   8.6

---------
(1) We granted these options pursuant to the 1999 Stock Plan. These options vest ratably on a monthly basis during the 36-month period following the grant date and were granted to replace options canceled in connection with the redemption of our special common stock. See additional information on page 20 and 21 relating to the redemption and option transactions.

(2) Based on a total of approximately 17 million options granted under our 1999 Stock Plan to employees, including the Named Executive Officers.

(3) The exercise price per share of options granted represented the offering price of the Company's public offering in July, 1999.

(4) These options have a term of ten years subject to earlier termination upon the occurrence of certain events related to termination of employment.

(5) Present value was determined under the Black-Scholes option pricing model based on the following assumptions: expected volatility of 45% (representing the annual variance in the monthly change in the price of selected top-tier biotechnology companies over the prior 10-year period; used as a proxy for the expected monthly volatility of the Genentech stock); a risk free rate of 6.01% determined by the remaining life of each option. Each option is valued at its exercise price, which is assumed to be equivalent to the market price at the date of grant. This valuation model was not adjusted for the vesting restrictions or the risk of forfeiture of the options. Under SFAS 123, forfeitures may be estimated or assumed to be zero; in this model, the forfeiture rate was assumed to be zero. Our use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The valuation calculations do not necessarily represent the fair market value of individual options, and are not intended to forecast possible future appreciation, if any, of the price of our common stock on the date of exercise as compared to the exercise price of the option.

     The following table shows for the fiscal year ended December 31, 1999, certain information regarding options exercised by, and held at year end by, the Named Executive Officers:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES(1)

                                                                           Number of Securities          Value of Unexercised
                                                                          Underlying Unexercised         in-the-Money Options
                                  Shares Acquired                           Options at FY-end(#)            at FY-end(3)
Name                               on Exercise(#)    Value Realized(2)    Exercisable/Unexercisable    Exercisable/Unexercisable
----                               --------------    -----------------    -------------------------    -------------------------
Arthur D. Levinson, Ph.D. .....       762,502          $  23,658,922         584,223 / 832,203         $58,780,681 / $71,569,455
Susan D. Desmond-Hellmann,
   M.D., M.P.H. ...............       152,000          $   2,123,063         139,801 / 401,751         $13,096,311 / $34,550,598
Louis J. Lavigne, Jr. .........       509,064          $  14,909,286         193,317 / 361,579         $18,981,227 / $31,095,766
Stephen Juelsgaard ............       167,000          $   3,547,000         185,104 / 223,832         $18,891,410 / $19,249,586
Dennis J. Henner, Ph.D. .......       268,500          $   9,581,713         149,712 / 292,704         $14,642,439 / $25,172,524

---------
(1)  Genentech has awarded no SARs.

(2) Fair market value of Genentech's common stock on the date of exercise minus the exercise price. Also, see additional information below.

(3) Fair market value of Genentech's common stock, $134.50, at the close of business on December 31, 1999, the last business day of 1999, minus the exercise price of the options.

     On June 30, 1999, we redeemed all of our special common stock held by stockholders, other than Roche, at $41.25 per share in cash and retired all of the shares of special common stock including those held by Roche. On July 23, 1999, Roche completed the sale of 44,000,000 shares of our common stock at $48.50 per share. Prior to the redemption, options to purchase special common stock were outstanding under several of our stock option plans. In connection with the redemption, certain of these options were canceled in exchange for cash payments or the issuance of replacement options to purchase common stock and certain of the options were converted or "rolled over" into options to purchase common stock. The cash payments and stock options received in cancellation of outstanding options are included in the aggregate exercises shown above and the option grants in the last year shown on the previous page. Two of the existing option plans were terminated and a new option plan was implemented.

     The following table sets forth, with respect to each of the Named Executive Officers, (i) the amount of cash received for options canceled in connection with the redemption of our special common stock and (ii) certain information with respect to the number and value of options converted, in connection with the redemption of our special common stock, into options to purchase a like number of shares of common stock.

             Treatment of Options in Connection with the Redemption

                                                  Number of
                                                  Securities
                                                  Underlying       Percent of
                                                   Converted         Total
                                                    Options        Converted        Number/
                                                  Exercisable/       Options        Exercise
                                    Cash-Out     Nonexercisable      Held by         Price        Expiration     Present
Name                               of Options          (1)         Employees(2)    ($/Share)(3)    Date(s)(4)     Value(5)
----                               ----------    --------------    -----------     --------       ----------     -------
                                 (in millions)                                                            (in millions)
Arthur D. Levinson, Ph.D...........  $15.4         600,000/0          7.3%      225,000 $25.0625     2/6/06-       $9.6
                                                                                200,000 $27.1250     4/26/14
                                                                                175,000 $34.1875
Susan D. Desmond-Hellman, M.D.,
   M.P.H...........................  $ 2.1          75,000/0          0.9%       75,000 $34.1875     6/17/08       $1.4

Louis J. Lavigne, Jr...............  $10.3         225,000/0          2.7%       60,000 $25.0625     2/6/06-       $3.7
                                                                                 90,000 $27.1250     4/26/14
                                                                                 75,000 $34.1875

Stephen G. Juelsgaard..............  $ 3.0         149,000/0          1.8%       34,000 $25.0625     2/6/06-       $2.6
                                                                                 75,000 $27.1250     4/26/14
                                                                                 40,000 $34.1875

Dennis J. Henner, Ph.D.............  $ 4.5         202,500/0          2.5%       67,500 $25.0625     2/6/06-       $3.2
                                                                                 75,000 $27.1250     4/26/14
                                                                                 60,000 $34.1875

---------
(1) These options were granted pursuant to the 1994 Plan and 1996 Plan and are nonstatutory options.

(2) Based on a total of approximately 8.0 million converted options held by employees, including the Named Executive Officers.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of special common stock as based on the closing selling price per share of our special common stock on the trading day prior to the date of grant.

(4) The options granted have a term of ten to twenty years, as applicable, subject to earlier termination upon the occurrence of certain events related to termination of employment.

(5) Present value was determined under the Black-Scholes option pricing model based on the following assumptions: expected volatility of 45% (representing the annual variance in the monthly change in the price of selected top-tier biotechnology companies over the prior 10 year period; used as a proxy for the expected monthly volatility of the Genentech stock); a risk free rate of 6.01% determined by the remaining life of each option. Each option is valued at its exercise price, which is assumed to be equivalent to the market price at the date of grant. This valuation model was not adjusted for the vesting restrictions or the risk of forfeiture of the options. Under SFAS 123, forfeitures may be estimated or assumed to be zero; in this model, the forfeiture rate was assumed to be zero. Our use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The valuation calculations do not necessarily represent the fair market value of individual options, and are not intended to forecast possible future appreciation, if any, of the price of our common stock on the date of exercise as compared to the exercise price of the option.

                          LOANS AND OTHER COMPENSATION

     In 1994, Genentech lent $250,000 to Ms. Kimberly Popovits, Vice President, Sales, for the purchase of a home in connection with her relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 8.20%. $100,000 of the loan will be forgiven in five equal amounts on the anniversary dates of the loan, provided Ms. Popovits is employed by Genentech on such anniversary dates. The largest amount outstanding under the loan during 1999 was $184,089 and as of the date of this Proxy Statement no amount of the loan remains outstanding. The imputed interest on the loan is compensatory to Ms. Popovits and amounted to $14,089 in 1999.

     In 1997, Genentech lent $150,000 to Ms. Judy Heyboer, Senior Vice President, Human Resources, for the purchase of a home in connection with her relocation to San Mateo County. The loan is imputed to bear interest at the rate of 6.74%. $75,000 of this loan is due and payable on the earlier of the fifth anniversary of the date of the loan or the date of termination of Ms. Heyboer's employment with Genentech. The remaining $75,000 will be forgiven in five equal installments on the anniversary dates of the loan, provided Ms. Heyboer is employed by Genentech on each of the forgiveness dates. The largest amount outstanding under this loan during 1999 was $143,572 and $120,000 of the principal balance of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Ms. Heyboer and amounted to $8,573 in 1999.

     In 1994, Genentech lent $60,000 to Mr. Sean Johnston, Vice President, Intellectual Property, for the purchase of a home. The loan is imputed to bear interest at the rate of 6.98%. The largest amount outstanding under this loan during 1999 was $64,261, and as of the date of this Proxy Statement the loan has been fully repaid. The imputed interest is compensatory to Mr. Johnston and amounted to $4,261 in 1999.

     In 1999, Genentech lent $250,000 to Dr. Stephen Dilly, Vice President, Medical Affairs, for the purchase of a home in connection with his relocation to the Bay Area. The loan is imputed to bear interest at the rate of 5.21%. $58,333 is due and payable in each of the next two years and, assuming Dr. Dilly's continued employment with Genentech, $75,000 of the loan will be forgiven on April 12, 2004. On the same date, an additional payment of $58,333 is due. The largest amount outstanding under this loan during 1999 was $259,854. The amount of this loan outstanding as of the date of this Proxy Statement is $250,000. The imputed interest on this loan is compensatory to Dr. Dilly and amounted to $9,854 in 1999.

     In 1999, Genentech made interest free loans for a total of $450,000 to Ms. Diane Parks, Vice President, Marketing, for the purchase of a home in connection with her relocation to the Bay Area. In July 1999, Genentech lent Ms. Parks $250,000. $150,000 of this loan is due and payable on the earlier of the fifth anniversary of the date of the loan or the date of termination of Ms. Parks' employment with Genentech. Over the next five years on the anniversary date of the loan, $100,000 is forgiven pro rata each year, provided that, Ms. Parks is employed by Genentech on the forgiveness date. In November 1999, Genentech lent Ms. Parks $200,000 of which $175,000 was repaid in November 1999. The remaining $25,000 is due and payable on the earlier of the fifth anniversary of the date of the loan or the date of termination of Ms. Parks' employment with Genentech or the sale of her current residence. The largest amount outstanding under for all loans during 1999 was $450,000. The amount of the loans outstanding as of the date of this Proxy Statement is $275,000.

                         COMPENSATION COMMITTEE REPORT1

     The Compensation Committee of the Board of Directors (the "Committee") is currently composed of all the directors. The Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance, and

--------
     1 The material in this report and under the caption "Performance Graph" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

determines the compensation, of the Chief Executive Officer ("CEO") and the other executive officers of Genentech based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical and biotechnology companies. The CEO is not present during the discussion of his compensation.

     The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with some bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. In general, the salaries and stock option awards of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead, the Committee determines the salaries for executive officers based upon a review of salary surveys of other pharmaceutical, biotechnology and San Francisco Bay Area companies performed for the Committee. To provide the Committee with more information for making compensation comparisons, Genentech surveys a broader group of pharmaceutical and biotechnology companies than those companies included in the Standard & Poors Healthcare (Drug) Index shown on Genentech's Performance Graph. Based upon such surveys, the executive officers' salaries are targeted at the fiftieth (50th) percentile, and officers' salaries and bonuses, together with all other benefits, are targeted at the seventy-fifth (75th) percentile, as compared to other biotechnology companies, while stock options are set in the mid to high range compared to other pharmaceutical companies.

     In awarding stock options, the Committee considers individual performance, overall contribution to Genentech, officer retention, the number of unvested stock options and the total number of stock options to be awarded. In determining where a given officer's total compensation, including the CEO's, is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the success of Genentech as measured by earnings per share, product development progress, research prospects, and other critical success factors.

     Bonuses are provided to executive officers as part of Genentech's company-wide bonus plan. Payment of bonuses is expressly linked to the attainment of specified corporate goals that the Committee sets at each year's December meeting for the next year. Among other things, these goals determine whether a bonus will be paid to all eligible employees and the amount of funding available for the bonus pool. For the bonus for services rendered in 1999, the corporate performance goals, in order of importance, related to: (i) business and financial performance, including but not limited to increasing earnings per share, revenues and net income percentage and forming strategic alliances by in-licensing products and establishing relationships with other companies; (ii) accelerating and expand ing product development by filing Investigational New Drug Applications, initiating or completing specified clinical trials investigating the use of new products, selecting new products for development and filing New Drug Applications or Product License Applications for new indications of marketed products; and (iii) enhancing employee development. In setting these goals, the Committee is cognizant of the long development cycle for human pharmaceuticals. The corporate performance goals for bonuses selected by the Committee seek to balance the desire for immediate earnings and the longer term goal of enhancing shareholder value by bringing to market many of the potential therapies in Genentech's research and development pipeline. In February 2000, the Committee reviewed the corporate performance goals for bonuses and determined that approximately $19.7 million of the $24.3 million of corporate bonus targets were achieved. The Committee allocated a bonus to the current CEO based on the achievement of the requisite corporate goals, as discussed above, and based on the Committee's view that the CEO's performance in achieving those goals had been excellent. In determining the 1999 bonuses, the Company's Executive Committee requested that Executive Committee officer bonuses, including the CEO's bonus, should not exceed their 1998 bonuses (paid in 1999), with the exception of an individual whose responsibilities had substantially increased, and that the standard incorporation of the 75th percentile comparison (which would have resulted in increased bonuses beyond what the general population received) not be considered as a determining factor. The Committee set a range of 25% to 100% of salary for bonuses for executive officers other than the members of the Company's Executive Committee (Drs. Levinson, Desmond-Hellman and Henner, Ms. Judy Heyboer and Messrs. Stephen G. Juelsgaard, Lavigne and James P. Panek) and a range of 50% to 100% of salary for bonuses for members of the Company's Executive Committee other than the CEO, in light of the decision to forego base salary increases in 1998. Within the applicable range, the Committee set the bonus for each executive officer based on the Committee's subjective evaluation of the individual's performance and the recommendation of the CEO.

     The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with pharmaceutical and biotechnology companies as described above. In awarding stock options, the Committee considers the CEO's performance, overall contribution to Genentech, retention, the number of unvested stock options held and the total number of options to be awarded. The CEO's bonus is dependent on Genentech achieving the performance goals outlined above and the Committee's subjective evaluation of the CEO's performance. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the success of Genentech as measured by the factors outlined above. Compared to other companies surveyed by Genentech, the current CEO's salary, bonus and stock options are competitive.

     Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to Genentech's CEO and to each of the Named Executive Officers. Under Section 162(m), Genentech generally may deduct compensation paid to such an officer only to the extent that it does not exceed $1 million during any calendar year or is "performance-based" as defined in Section 162(m). Genentech expects that the deductibility limit of Section 162(m) currently will have an insignificant effect on Genentech. Current cash compensation paid to each of Genentech's executives, with one exception, is less than $1 million per year and is thus generally fully deductible to the Company. In addition, Genentech expects to receive a federal income tax deduction in connection with the exercise of stock options granted to the Named Executive Officers.

     From the members of the Compensation Committee of Genentech:

                                         Herbert W. Boyer, Ph.D.
                                         Franz B. Humer, Ph.D.
                                         Jonathan K.C. Knowles, Ph.D.
                                         Arthur D. Levinson, Ph. D.
                                         Sir Mark Richmond, Ph.D.
                                         Charles A. Sanders, M.D.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, Genentech's Compensation Committee consisted of Drs. Boyer, Humer, Knowles, Richmond and Sanders. Dr. Boyer, a founder of the Company, was a vice president of Genentech from 1976 to 1991 and is currently a consultant to the Company. Dr. Humer joined The Roche Group in 1995 as the Head of its Pharmaceuticals Division and is currently Chief Executive Officer of The Roche Group. He is also a member of the Board of Directors and Chairman of the Executive Committee of The Roche Group. Pursuant to the terms of the affiliation agreement, Dr. Humer is serving on Genentech's Compensation Committee as a designee of Roche. See "Relationship with Roche" above and "Certain Relationships and Related Transactions" below for a description of Genentech's relationship with Roche.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1980, Genentech and Hoffmann-La Roche entered into an agreement regarding the development and commercialization of human leukocyte ("alpha") and fibroblast ("beta") interferons (the "Interferon License Agreement"). Pursuant to this agreement, as amended from time to time, Genentech granted Hoffmann-La Roche a sole and exclusive, worldwide license to use and sell (and, under certain circumstances, manufacture) alpha and beta interferons using organisms and knowhow developed by Genentech and under patent rights belonging to Genentech, for a period of 20 years. Pursuant to this agreement, Genentech is entitled to royalties on sales of interferons by Hoffmann-La Roche for 10 years after commercial introduction, unless the period of exclusivity is extended for an additional 5-year, royalty-bearing period. These royalties totaled $11.2 million in 1999.

     Herceptin Licensing Agreement

     On July 6, 1998, we entered into an agreement with Hoffmann-La Roche to provide Hoffman-LaRoche exclusive marketing rights outside of the United States for Herceptin. Under the agreement, Hoffmann-La Roche paid $40.0 million to us and has agreed to pay cash milestones tied to future product development activities, to contribute equally with us up to a maximum of $40.0 million on global development costs and to make royalty payments of 20% on aggregate net product sales outside the United States up to $500 million in each calendar year and 22.5% on such sales in excess of $500 million in each calendar year.

     Amended and Restated Licensing Agreement

     Summary of Key Changes: Under an agreement dated October 25, 1995, we granted to Hoffmann-La Roche an option for ten years for licenses to use and sell some of our products in non-U.S. markets. In July 1999, we amended this licensing agreement with Hoffmann-La Roche by extending until at least 2015 Hoffmann-La Roche's option to license to use and sell products in non-U.S. markets. Other key changes to the license agreement are summarized as follows:

     o Hoffmann-La Roche may choose to exercise its option at the end of a Phase III trial, if it pays a $10 million fee to us to extend its option on the product;

     o if Hoffmann-La Roche exercises its option after the completion of a Phase III trial, Hoffmann-La Roche will reimburse us for 75% of our development costs incurred after the completion of the Phase II trial through the completion of the Phase III trial, and 50% of our development costs incurred before completion of the Phase II trial. Subsequent development costs for other indications will be shared 75%/25% by Hoffmann-La Roche and Genentech;

     o on each Genentech Product for which Hoffmann-La Roche exercises its option after completion of the Phase III trials, we will receive a royalty of 15% on all sales until the later in each country of the expiration of our relevant patent or 25 years from the first commercial introduction; however, $5 million of any option extension fee paid by Hoffmann-La Roche shall be credited against royalties payable to us in the first calendar year of sales by Hoffmann-La Roche in which aggregate sales of the product exceeds $100 million;

     o Hoffmann-La Roche will have the right to manufacture our products itself if it can demonstrate that it is able to manufacture products at a lower price than our supply price, if we are not able to supply Hoffmann-La Roche's commercial requirements or if we intend to have a third party manufacture the product;

     o Hoffmann-La Roche will have the right to terminate a license for a product upon 30 days notice;

     o if Hoffmann-La Roche terminates its license based on a good faith determination, after consultation with appropriate regulatory authorities in the relevant country, that the product cannot be approved for sale in one or more major European countries because of safety issues, Hoffmann-La Roche will be liable for all obligations incurred primarily to support registration outside the United States of that product for up to six months after the termination is given; and

     o if Hoffmann-La Roche terminates its license for other than safety reasons, Hoffmann-La Roche shall be liable for all of its obligations regarding the product for up to twelve months after the notice of termination.

     Genentech and Roche have also entered into a Small Molecule Screening Agreement for the screening of Roche's chemical library using certain mutually agreed Genentech assays to find lead molecules for development into small molecule therapeutics. Roche has the responsibility for supplying the chemical library to be screened. Genentech has the responsibility for supplying the assays and for undertaking the initial screening. If the screening results in the identification of a molecule of interest to one of the parties, that party shall advise the other party of its interest. The second party can then elect to proceed with the interested party and jointly develop the molecule or it can choose to let the interested party develop the molecule on its own. If a molecule is jointly developed, the parties are to share equally the cost of joint development and to agree to a plan proportioning research and development responsibilities between them based on their capability. If a product is jointly developed, both Genentech and Roche have the right to make, use and sell that product and will negotiate an allocation of the major marketing territories between them as well as appropriate royalties payable by each to the other for sales of that product in that party's marketing territory. As a general principle, the markets for each product are to be allocated on an equal basis, but Genentech is to have at least 50% of the marketing rights in North America and Roche is to have at least 50% of the marketing rights in Europe, subject to certain exceptions. After allocation of marketing rights, each party is to pay the other a royalty on sales in that party's marketing territory with the royalty to be determined by negotiation. As a general principle, the percentage royalty payable on sales by either party to the other should have equivalent royalty rates. If a product is unilaterally developed, the party unilaterally developing that product has the sole right to make, use and sell that product throughout the world and will pay the other party a royalty of 5% of sales.

     See also "Relationship with Roche" starting on page 3.

     Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp. which at December 31, 1999 was the beneficial owner of 5.81% of the Company's common stock, is the trustee of the trust fund for Genentech's Tax Reduction Investment Plan (401(k) Plan). Amounts paid to FMTC for its services as trustee totaled $12,229 in 1999.

                                PERFORMANCE GRAPH

     [GRAPHIC OMITTED]



     The following chart shows a comparison of five-year cumulative total stockholder return as of December 31 among Genentech, the Standard & Poors Healthcare (Drug) 500 Index, and the Standard & Poors 500 Index:(1)

                                [GRAPH OMITTED]
                                                                HLTH CARE (DRUGS
                               GENENTECH INC    S&P 500 INDEX     -MJR PH)-500
                               -------------    -------------     ------------
Dec94.........................       100             100              100
Dec95.........................    116.12          137.51           171.48
Dec96.........................    117.53          169.17           213.86
Dec97.........................    132.89           225.6           340.61
Dec98.........................    174.66          290.09           516.75
Dec99 ........................    591.79          351.12           424.97
-------------------

(1) The total return on investment (change in year end stock price plus reinvested dividends) assumes $100 invested on December 31, 1994, in Genentech, the Standard & Poors Healthcare (Drug) 500 Index (comprised of Eli Lilly & Company, Merck and Company, Inc., Pfizer Inc., the Schering-Plough Corporation and Pharmacia & Upjohn, Inc.), and the Standard & Poors 500 Index.

         PROPOSAL 4-- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Genentech's financial statements since its inception in 1976. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as Genentech's independent auditors is not required by the Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2000.

     The affirmative vote of the holders of a majority of the common stock represented at the Annual Meeting is required for approval of this proposal, provided that a quorum is present.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                      A VOTE IN FAVOR OF SUCH RATIFICATION.


                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the Proxy Card will vote on such matters in accordance with their best judgment.

     Stockholder proposal for 2001 Annual Meeting. Notice of any stockholder proposal that is intended to be presented by such stockholder at Genentech's 2001 Annual Meeting and included in the Proxy Statement relating to that meeting must be received by the Secretary of the Company no later than December 18, 2000 in order that it may be considered for possible inclusion in the Proxy Statement and the form of Proxy Card relating to that meeting.

                                      PROXY

                                 GENENTECH, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 2000

     The undersigned hereby appoints Stephen G. Juelsgaard and Arthur D. Levinson and each of them (to act by unanimous decision if each of them shall act), as attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Common Stock of Genentech, Inc. ("Genentech") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genentech to be held at the Westin Hotel, 1 Old Bayshore Highway, Millbrae, California on Monday, May 15, 2000, commencing at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PERSONS NAMED ABOVE AS PROXIES IN ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.


     SEE REVERSE SIDE   PLEASE COMPLETE, DATE AND SIGN THIS     SEE REVERSE SIDE
                            PROXY AND RETURN IT IN THE
                              ACCOMPANYING ENVELOPE.

VOTE BY TELEPHONE                                          VOTE BY INTERNET

Its fast and convenient!                                   It's fast and convenient!

Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (Telephone voting is
available only in the United States and Canada)

Follow these four easy steps:                              Follow these four steps:

1. Read the accompanying Proxy Statement and Proxy         1. Read the accompanying Proxy Statement and Proxy
   Card.                                                      Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-        2. Go to the Website http://www.eproxyvote.com/dna
   779-8683)

3. Enter your 14-digit Control Number located on your      3. Enter your 14-digit Control Number located on your
   Proxy Card above your name.                                Proxy Card above your name.

4. Follow the recorded instructions.                       4. Follow the instructions provided.

   Your vote is important!                                    Your vote is important!

   Call 1-877-PRX-VOTE                                        Go to http://www.eproxyvote.com.dna
   24 hours a day                                             24 hours a day


                    You do not need to return your Proxy Card
                   if you are voting by Telephone or Internet


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



     Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Please note that all votes cast via telephone or the Internet must be cast prior to 3:00 p.m., eastern time, on Friday, May 12, 2000. If you wish to change or revoke your vote you may re-vote via telephone or the Internet, or return your properly completed proxy card; your latest vote received prior to the applicable deadline will override each of your previous votes. If you wish to change your address, please mark the box below and return your proxy card by mail.

     Please mark [X] votes as in this example.

     THE BOARD OF DIRECTORS OF GENENTECH, INC. RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2, 3 AND 4.


1. To elect six directors to hold office until the 2001 Annual Meeting of Stockholders


Nominees: (01) Herbert W. Boyer, (02) Franz B. Humer,
          (03) Jonathan K.C. Knowles, (04) Arthur B. Levinson,
          (05) Charles A. Sanders and (06) Mark Richmond

     FOR        [_]                  [_]    WITHHELD
     ALL                                    FROM ALL
   NOMINEES                                 NOMINEES


[_]______________________________________
   For all nominees except as noted above


Signature _________________________  Date ____________

2.   To approve the amendment to increase the        FOR     AGAINST     ABSTAIN
     number of authorized shares of Genentech        [_]       [_]         [_]
     common stock.


3.   To approve the amendment to amend the           FOR     AGAINST     ABSTAIN
     Genentech 1999 Stock Plan to allow option       [_]       [_]         [_]
     grants to directors.
                                                     FOR     AGAINST     ABSTAIN
4.   To ratify the selection of Ernst & Young LLP    [_]       [_]         [_]
     as independent public accountants of
     Genentech for the year ending December 31, 2000.

5. By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the meeting or any continuations and adjournments thereof.


     MARK HERE FOR ADDRESS CHANGE AND NOTE                                [__]
     AT LEFT

     MARK HERE IF YOU PLAN TO ATTEND THE                                  [__]
     MEETING

     Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.


Signature ___________________________  Date ______________

                                  Exhibit A(2)

                                 Genentech, Inc.

                                 1999 Stock Plan


Section 1.     Purposes of the Plan.  The purposes of this 1999 Stock Plan are:

          o to attract and retain the best available personnel for positions of substantial responsibility,

          o to provide additional incentive to Employees, Directors and Consultants, and

          o    to promote the success of the Company's business.

Section 2.     Definitions.

          (i)  "Director" means a member of the Board.

          (k) "Employee" means any person, including Officers and Directors employed by the Company or Subsidiary of the Company. [An individual] A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. [Neither service as a member of the Company's Board of Directors nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.]


--------
(2) New language in italics. Deleted language in brackets.


                                       31